EXHIBIT 99.1
FOR IMMEDIATE RELEASE:

CONTACT: Warren Wilkinson
Republic Airways Holdings
(317) 484-6042

REPUBLIC AIRWAYS ANNOUNCES $100 MILLION STOCK BUY-BACK PROGRAM

Indianapolis, Indiana (December 14, 2007) -- Republic Airways Holdings Inc. (NASDAQ: RJET) announced today that its board of directors has authorized the purchase of up to $100 million of the company’s common stock.  The shares will be purchased on the open market or through privately-negotiated transactions from time-to-time during the twelve month period following the authorization.  Under the authorization, the timing and amount of purchase would be based upon market conditions, securities law limitations and other factors.  The stock buy-back program does not obligate the company to acquire any specific number of shares in any period, and may be modified, suspended, extended or discontinued at any time without prior notice.

“We remain committed to delivering value to our shareholders,” said Bryan Bedford chairman, president and chief executive officer of Republic Airways.  “Our business model is structured to provide Republic with long-term, secure and predictable earnings and cash flows regardless of whether or not the major airlines undertake consolidation. The company’s growth plans are firm with 31 aircraft scheduled for delivery by the end of the first quarter of 2009.  We have financing commitments in place at attractive, fixed rate terms for a majority of the 31 firm aircraft.  We strongly believe our company is well positioned with the right mix of partners and aircraft.”

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on over 1,200 flights daily to 119 cities in 39 states, Canada, Mexico, Jamaica and the Bahamas through airline services agreements with six U.S. airlines. All of the airlines’ flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, Frontier Airlines, United Express and US Airways Express. The airlines currently employ over 4,600 aviation professionals and operate 217 regional jets.